UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

POET TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Province of Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Eglinton Avenue East, Ste. 1107 Toronto, Ontario M4P 1E2, Canada	N/A
(Address of Registrant’s principal executive offices)	(ZIP Code)

Securities to be registered pursuant to Section 12(b) of the Act: Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 000-55135

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This registration statement on Form 8-A is being filed to change the registration of the Common Shares, without par value (the “Common Shares”) of Poet Technologies Inc. (the “Registrant”), from Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to Section 12(b) under the Exchange Act in connection with the Company’s listing of the Common Shares on The Nasdaq Capital Market (“Nasdaq”). The Common Shares are currently registered under Section 12(g) of the Exchange Act and such Common Shares are currently traded on the TSX Venture Exchange (the “TSXV”) under the symbol “PTK” and quoted for trading on the OTCQX under the symbol “POETF”.

The Registrant anticipates that the Common Shares will commence trading on Nasdaq on or about March 14, 2022 under the symbol “POET”.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Common Shares of the Registrant.

The description of the Common Shares contained in the Registrant’s Annual Report on Form 20-F (File No. 000-55135) filed pursuant to Section 13 or 15(d) of the Exchange Act with the Securities and Exchange Commission on April 9, 2021 as may be amended from time to time, is hereby incorporated by reference herein.

Corporate Governance

As a “foreign private issuer” under the Exchange Act, Registrant is permitted, pursuant to Nasdaq Stock Market Rule 5615(a)(3), to follow its home country practice in lieu of certain Nasdaq corporate governance standards provided that it discloses and describes the differences between its corporate governance practices and those required by Nasdaq. Below we describe the differences between the Nasdaq Stock Market Rules and the applicable home country requirement. References to a “Rule” below are references to the referenced rule in the Nasdaq Stock Market Rules.

The Registrant is incorporated under the Business Corporations Act (Ontario) and its Common Shares are listed and posted for trading on the TSXV, based in Canada. As such, the Registrant is a ‘reporting issuer’ under applicable Canadian securities laws. As a Canadian, TSXV-listed “reporting issuer,” the Registrant’s home country requirement with respect to corporate governance standards and practices refers to certain instruments prescribed by the applicable Canadian securities regulators in the provinces in which the Registrant is a ‘reporting issuer’ acting collectively as the Canadian Securities Administrators (“CSA”), as well as certain policies of the TSXV. Specifically, the applicable framework includes: (i) National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) of the CSA, (ii) National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”), (iii) National Instrument 52-110 – Audit Committees (“NI 52-110”) of the CSA, and (iv) Policy 3.1 – Directors, Officers, Other Insiders, Personnel and Corporate Governance (“Policy 3.1”) of the TSXV.

Meeting of Board of Directors: Rule 5605(b)(2) requires that “Independent Directors” (as defined by Nasdaq) must have regularly scheduled meetings at which only such “Independent Directors” are present. There is no home country requirement to have, and the Registrant does not have, mandated regularly scheduled meetings of its independent directors. However, its independent directors hold meetings without management present as deemed necessary from time to time. The Registrant’s Corporate Governance & Nominating Committee and its Compensation Committee Charters provide that the Chairs of each Committee must be an independent director, and a majority of its members must be independent.

Content of Audit Committee Charter: Rule 5605(c)(1) requires that the formal written audit committee charter of an issuer specifies the audit committee’s responsibility for ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Registrant, actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor. The home country NI 52-110 requirements are substantially the same, and, additionally, National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) of the CSA requires that the current version of the Registrant’s Audit Committee Charter be disclosed to shareholders on an annual basis. The Registrant’s Audit Committee Charter requires the Committee shall assess the independent auditor’s performance, qualifications, and independence and pre-approve all audit services as well as any non-audit services to be provided by the independent auditors.

Audit Committee Composition: Audit Committee Composition Rule 5605(c)(2) requires that each issuer certifies that it has, and will continue to have, at least one member of the audit committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. This differs from the home country requirement which, pursuant to NI 52-110, requires each member of the audit committee to be, or be in the process of becoming, “financially literate” based upon a defined standard. Additionally, NI 52-110 and Policy 3.1 require that the audit committee be comprised of at least three members, a majority of which are not officers, employees of control persons of the Registrant or its associates or affiliates. The Registrant’s Audit Committee Charter reflects these requirements and further mandates that all members shall satisfy the applicable independence and experience requirements of the laws governing the Registrant, the applicable stock exchanges on which the Registrant’s securities are listed (including Nasdaq upon listing of the Common Shares) and applicable securities regulatory authorities. Each member of the Committee is also required under the Committee’s charter to be financially literate as such qualification is interpreted by the board of directors in its business judgement, and as a result, among other financial and accounting related qualifications possessed by such members, as of the date hereof the Registrant is in compliance with applicable Nasdaq Rules regarding Audit Committee Composition.

Content of Compensation Committee Charter: Rule 5605(d)(1) requires that the formal written compensation committee charter of an issuer specifies that the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee only after taking into consideration the specific factors enumerated in Rule 5605(d)(3)(D). The home country requirement is less prescriptive, as NP 58-201 sets out suggested non-binding guidelines only. NP 58-201 suggests that the Registrant “should” have a formal compensation committee, which committee “should” have a formal written charter with specified content, and that the compensation committee “should” have specified delineated responsibilities. The Registrant’s Compensation Committee Charter provides that the Committee has the authority to retain, at the Registrant’s expense, independent legal, financial and other advisors, consultants and experts to assist the Committee in fulfilling its duties and responsibilities and does not require the Committee to first consider the factors enumerated in Rule 5605(d)(3)(D).

Compensation Committee Compensation: Under Rule 5605(d)(2), subject to limited exceptions, the compensation committee must be composed of at least two members, each of whom must be an independent director. The home country requirement is less prescriptive, as NP 58-201 sets out suggested non-binding guidelines only and Policy 3.1 gives discretion to the Registrant to determine the means by which management compensation “should” be approved by only independent directors. NP 58-201 suggests that the compensation committee of the Registrant “should” be comprised entirely of independent directors, while Policy 3.1 requires that the Registrant must adopt whichever procedures it sees fit to ensure that all employment, consulting or other compensation arrangements between the Registrant and any director or senior officer are considered and approved by independent directors. The Registrant’s Compensation Committee Charter provides that the Registrant’s Compensation Committee will consist of at least three directors. A majority of the members will meet the criteria for independence as established by applicable laws and the rules of stock exchanges upon which the Registrant’s securities are listed. Each independent director must be free of any relationship which could, in the view of the board, reasonably interfere with the exercise of a Committee member’s independent judgement.

Nomination Committee Composition: Under Rule 5605(e), director nominees must either be selected, or recommended for a board of directors’ selection, either by: (i) Independent Directors constituting a majority of the board’s independent directors in a vote in which only Independent Directors participate; or (ii) a nominees committee comprised solely of Independent Directors. The home country requirement is less prescriptive, as NP 58-201 sets out suggested non-binding guidelines only. NP 58-201 suggests that the Registrant “should” have a formal nominating committee that “should” be comprised of only independent directors. The Registrant’s Corporate Governance & Nominating Committee Charter provides that the board will appoint at least three (3) directors to the Registrant’s Governance & Nominating Committee.

Proxy Solicitations: Under Rule 5620(b), a listed company that is not a limited partnership must solicit proxies and provide proxy statements for all meetings of shareholders, and also provide copies of such proxy solicitation materials to Nasdaq. The Registrant solicits proxies in accordance with applicable rules and regulations in Canada, including the Business Corporations Act (Ontario), the Registrant’s incorporating statute, and the rules and policies of the TSXV. The content of proxy solicitation materials sent to shareholders is prescribed by NI 51-102. The Registrant is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, and the equity securities of the Registrant are accordingly exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act.

Shareholder Meeting Quorum Requirement: Rule 5620(c) provides that the minimum quorum requirement for a meeting of shareholders is 33 1/3% of the outstanding common voting shares. The Registrant follows the requirements under applicable Canadian corporate law with respect to quorum requirements, which allows the Registrant to specify a quorum requirement in its by-laws. Pursuant to the Registrant’s by-laws, a quorum for any meeting of shareholders is two holders of shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy.

Shareholder Approval Requirements: Rule 5635 requires that shareholder approval be required for the Registrant to issue securities in connection with certain events, such as the acquisition of shares or assets of another company, a change in control of the company, the establishment of or amendments to equity-based compensation plans for employees, rights issues at or below market price, certain private placements, directed issues at or above market price and the issuance of convertible notes. Neither Canadian securities laws, Canadian corporate law nor the requirements of the TSXV require shareholder approval for such transactions, except where such transactions constitute a “related party transaction” or “business combination” under Canadian securities laws or where such transactions are structured in a way that results in significant dilution, a change in the business of the Registrant or a reverse take-over of the Registrant, or where the TSXV requires the shareholder approval for the establishment of or amendments to equity-based compensation plans.

NASDAQ Board Diversity Rule: Rule 5605(f) requires that the Registrant have, or explain why it does not have, at least two members of its board of directors who are “diverse” as defined under NASDAQ rules. The Registrant currently has no directors who qualify as “diverse” under such rules. Rule 5605(f)(5) provides certain phase-in periods for newly listed companies which were not previously subject to diversity requirements similar to Rule 5605(f). The TSXV does not currently mandate or impose similar “diversity” requirements regarding the composition of listed companies’ boards of directors; however, Form 58-101F1 – Corporate Governance Disclosure of NI 58-101 requires the Registrant to disclose whether it has adopted a written policy relating to the identification and nomination of women for director and executive officer positions, the content of any such policy, an explanation for why, if it has not done so, what consideration is given to the level of representation of women in such processes and the number and proportion of women in director and officer positions of the Registrant. The Registrant is currently in compliance with Form 58-101F1 – Corporate Governance Disclosure of NI 58-101. Similar to other issuers newly listed on the Nasdaq, Registrant is not currently subject to the diversity rules of Rule 5605(f), but will become subject to such rules after the applicable phase-in period listed in Rule 5605(f).

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the Nasdaq, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POET TECHNOLOGIES INC.

Date: March 9, 2022

By	/s/ THOMAS MIKA
Name:	Thomas Mika
Title:	Executive Vice President and Chief Financial Officer